Exhibit 99.2

Radian Commences “Modified Dutch Auction” Tender Offer for 5.625% Senior Notes Due 2013

PHILADELPHIA--(BUSINESS WIRE)--February 23, 2012--Radian Group Inc. (NYSE: RDN) today announced the commencement of a “Modified Dutch Auction” tender offer (the “Tender Offer”) for a portion of its outstanding 5.625% Senior Notes Due 2013 (the “Notes”) in accordance with the terms and subject to the conditions set forth in the Offer to Purchase, dated February 23, 2012, and the accompanying Letter of Transmittal (together, the “Offer Documents”). A summary of the Tender Offer is outlined below.

Notes	CUSIP No.	Outstanding Principal Amount	Early Participation Payment (1)	Notes Purchase Price (Acceptable Bid Price Range) (1) (2)
5.625% Senior Notes due 2013	750236AH4	$250,000,000	$40	$780 - $860

(1)	Per $1,000 principal amount of Notes that are accepted pursuant to the Tender Offer.
(2)	Includes the applicable Early Participation Payment and excludes accrued and unpaid interest, which will be paid in addition to the Notes Purchase Price. Holders tendering after the Early Participation Time and at or prior to the Expiration Time will not be eligible to receive the Early Participation Payment.

Radian is offering to purchase for cash, the maximum aggregate principal amount of the Notes that can be purchased for $100,000,000 (such amount, which includes any accrued and unpaid interest on the Notes, the “Maximum Payment Amount”), in accordance with the “Modified Dutch Auction” procedures described below.

The Tender Offer commenced today and will expire at 11:59 P.M., New York City time, on March 21, 2012, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”). Holders of Notes that validly tender and do not properly withdraw their Notes at or before 5:00 P.M., New York City time, on March 7, 2012, unless extended (such date and time, as the same may be extended, the “Early Participation Time”), will be eligible to receive the Notes Purchase Price for their Notes.

The “Notes Purchase Price” for each $1,000 principal amount of Notes validly tendered (and not properly withdrawn) will be determined by taking into account the total amount of Notes tendered and the bid prices specified by tendering holders of any Notes, as described below. The Notes Purchase Price includes an amount (the “Early Participation Payment”) equal to $40 for each $1,000 principal amount of Notes accepted for purchase. Holders of Notes that validly tender their Notes after the Early Participation Time and at or prior to the Expiration Time will not be eligible to receive the Early Participation Payment. Notes tendered may be validly withdrawn at any time at or prior to 5:00 P.M., New York City time, on March 7, 2012, unless extended by Radian (such date and time, as the same may be extended, the “Withdrawal Deadline”).

The Tender Offer is being conducted as a “Modified Dutch Auction.” This means that holders who elect to participate must specify the bid price they would be willing to receive in exchange for each $1,000 principal amount of Notes they choose to tender in the Tender Offer. The bid price that holders specify for each $1,000 principal amount of Notes must be expressed in increments of $2.50, and must fall within the acceptable bid price range specified in the table above, which in each case includes the Early Participation Payment. With respect to any holder that tenders after the Early Participation Time and at or prior to the Expiration Time, such holder’s bid price will be used for purposes of calculating the Notes Purchase Price as described below, but such holder will not be eligible to receive the Early Participation Payment. Holders who do not specify a bid price will be deemed to have specified a bid price equal to the minimum acceptable bid price in respect of the Notes tendered. Tenders of Notes not submitted in whole increments of $2.50 will be rounded down to the nearest $2.50 increment.

The Notes Purchase Price will be the lowest bid price that will allow Radian to purchase the maximum aggregate principal amount of Notes up to the Maximum Payment Amount, taking into account accrued and unpaid interest, the Notes Purchase Price, the Tender Offer Consideration (which is the Notes Purchase Price minus the Early Participation Payment) and the proration provisions described below.

All Notes acquired in the Tender Offer will be acquired at the same Notes Purchase Price (subject to reduction by the amount of the Early Participation Payment in the case of Notes that are tendered following the Early Participation Time and at or prior to the Expiration Time), including those Notes tendered at a bid price lower than the Notes Purchase Price. Only Notes validly tendered at bid prices at or below the Notes Purchase Price selected by us, and not properly withdrawn, will be purchased. Pursuant to the proration provisions described below, however, Radian may not purchase all of the Notes tendered at the Notes Purchase Price.

If the aggregate principal amount of the Notes validly tendered at or below the Notes Purchase Price (and not properly withdrawn) would require payment in excess of the Maximum Payment Amount, then, subject to the terms and conditions of the Tender Offer, Radian will accept for purchase, first, all Notes validly tendered (and not properly withdrawn) at bid prices below the Notes Purchase Price and, thereafter, Notes validly tendered (and not properly withdrawn) at the Notes Purchase Price on a prorated basis from among such tendered Notes. All Notes not accepted as a result of proration will be returned to tendering holders at our expense promptly following the earlier of the Expiration Time or the date on which the Tender Offer is terminated.

The settlement date for the Tender Offer will occur promptly following the Expiration Time and is currently anticipated to be March 22, 2012, unless the Tender Offer is extended.

The Tender Offer is conditioned on the satisfaction or waiver of certain conditions as described in the Offer Documents. Subject to applicable law, Radian may terminate the Tender Offer if, before such time as any Notes have been accepted for payment pursuant to the Tender Offer, any condition of the Tender Offer is not satisfied or not waived by us.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-0345 (collect). Requests for copies of the Offer to Purchase or related Letter of Transmittal may be directed to Global Bondholder Services Corporation at 866-873-6300 (toll free) or 212-430-3774 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the Tender Offer. The Tender Offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the Tender Offer. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Tender Offer.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Forward-looking Statements

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties, including the following:

  changes in general economic and political conditions, including high unemployment and continued weakness in the U.S. housing and mortgage credit markets, the U.S. economy reentering a recessionary period, a significant downturn in the global economy, a lack of meaningful liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence, and changes in credit spreads, each of which may be accelerated or intensified by, among other things, further actual or threatened downgrades of U.S. credit ratings;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs, including in particular, repayment of our debt due in February 2013 and additional capital contributions that may be required to support our mortgage insurance business;
  our ability to maintain an adequate risk-to-capital position and surplus requirements in our mortgage insurance business in light of ongoing losses in this business and potential further deterioration and losses in our financial guaranty portfolio, including, if necessary, our ability write new mortgage insurance in excess of risk-based capital limitations imposed in certain states;
  the application of existing federal or state consumer, lending, insurance, tax, securities and other applicable laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the outcome of existing, or the possibility of additional, lawsuits or investigations; and (ii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting our use of (or increasing requirements for) additional capital and the products we may offer, (c) affecting the form in which we execute credit protection, or (d) impacting our existing financial guaranty portfolio;
  the amount and timing of potential payments or adjustments associated with IRS tax audits or due to changes in interpretations of applicable tax laws, regulations and policies; and
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses or premium deficiencies for our mortgage insurance business, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these contracts.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2010 and in Item 1A of Part II of our Quarterly Reports on Form 10-Q filed in 2011, and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission, including Exhibit 99.1 to our Current Report on Form 8-K filed February 23, 2012 and our Annual Report on Form 10-K for the year ended December 31, 2011, which we expect to file during the pendency of the Tender Offer.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz